Exhibit 99.5

Execution Version

PLEDGE AGREEMENT

This Pledge Agreement (this “Agreement”) is made as of May _, 2026 in favor of Harmony Apex Investment Limited (“Secured Party”) by D&D Source of Life Holding Ltd (“Pledgor”).

Pledger and Secured Party are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

RECITALS

Reference is made to the certain Loan Agreement (the “Loan Agreement”) dated as of 7 January 2026 by and between Secured Party and Cedarwalk Biotech Hong Kong Limited (“Borrower”).

Pledger is the beneficial owner of a certain number of shares common stock in Reed’s Inc., a Delaware corporation (the “Shares”).

Pledger desires to pledge 1,950,000 Shares in favor of Secured Party, and the Parties wish to memorialize the terms and conditions of such pledge in this Agreement.

AGREEMENT

1. Secured Obligations. Pledger hereby agrees to pledge and grant to Secured Party a lien and security interest (the “Security Interest”) of all of Pledger’s right, title and interest in and to 1,950,000 Shares (including the proceeds received from any sale, transfer, or other disposition of the Shares, the “Collateral”) to secure the indebtedness and obligations of Borrower to Secured Party under the Loan Agreement (the “Obligations”), upon the terms and conditions set out in this Agreement.

2. Issuer Control Agreement: Further Assurances. Pledger shall, at its sole cost and expense, take all actions reasonably requested by Secured Party to establish control of the Collateral in favor of Secured Party as follows:

(a) Pledger shall use commercially reasonable efforts to cooperate with Secured Party and Reed’s Inc., a Delaware corporation (the “Issuer”), to negotiate, execute and deliver an issuer control agreement among Pledger, Secured Party and Issuer (the “Control Agreement”) in customary form for similarly situated transactions and reasonably satisfactory to Pledger and Secured Party.

(b) The Control Agreement shall provide that (i) upon the occurrence and during the continuance of an Event of Default, Securities Intermediary will agree to comply with instructions originated by Secured Party with respect to the Collateral without further consent of Pledger, and that (ii) so long as no Event of Default has occurred and is continuing, the Issuer shall continue to comply with instructions originated by Pledger. Secured Party’s rights with respect to the Collateral shall remain subject at all times to all applicable Transfer Restrictions, as set forth in Section 7 of this Agreement, and the Control Agreement shall not permit any transfer or disposition of the Shares in violation of such Transfer Restrictions.

(c) Pledger shall use commercially reasonable efforts to cause the Control Agreement to be executed within 20 business days hereof.

(d) Upon the satisfaction of the Obligations, Secured Party shall promptly instruct the Issuer to remove all restrictions on the Collateral and to take all actions necessary to reflect the termination of Secured Party’s control with respect thereto.

3. Representations and Warranties. Pledger represents and warrants that:

(a) Pledger owns the full right, title and interest in and to the Collateral free and clear of any lien, security interest or other adverse claim (except for the transfer and securities law restrictions noted in this Agreement), and Pledger has never created or suffered any lien, encumbrance or other adverse claim, or granted any right, in or to the Collateral to or in favor of any person or entity other than Secured Party. Pledger has full power and authority to encumber and grant to Secured Party a security interest in the Collateral.

(b) No consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body, or any non-governmental person or entity is required for the grant by Pledger of the Security Interest or for the execution, delivery, or performance of this Agreement by Pledger.

(c) There are no proceedings pending or, to the knowledge of Pledger, threatened against or affecting Pledger in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, or condition (financial or otherwise) of Pledger.

(d) Pledger’s execution, delivery and performance of this Agreement does not and will not conflict with any organizational document, law, regulation, loan or other credit agreement, or any other material agreement to which Pledger or any of its existing or future properties may be subject.

4. Event of Default.

(a) For purposes of this Agreement, an “Event of Default” means (i) the occurrence of an event of default under the Loan Agreement and the expiration of any applicable notice or cure period provided thereunder without such default having been cured or waived, or (ii) any breach of this Pledge Agreement by Pledger.

(b) Upon the occurrence and continuation of an Event of Default, Secured Party may, without notice, demand, or declaration of default (all of which are hereby waived by Pledger), exercise any and all rights and remedies available at law or in equity with respect to the Collateral, including enforcing this Agreement, causing the sale or other disposition of the Shares, and seeking specific performance or other appropriate equitable relief, and may pursue any such remedies concurrently or successively. Secured Party may exercise remedies immediately, concurrently, or successively, without court order, without prior demand, and without any requirement to first exhaust other remedies.

(c) All cash proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral in respect of an Event of Default shall be applied as follows:

(1) First, to the payment of all reasonable costs and expenses incident to the enforcement of this Agreement incurred by Secured Party, including but not limited to the reasonable fees and expenses of the agents, contractors, and attorneys of Secured Party incurred in connection with such sale, collection or realization;

(2) Second, to the payment of all other obligations owed by Pledgor to Secured Party under this Agreement, in such order of application as Secured Party may from time to time elect; and

(3) Third, the remainder, if any, to Pledgor or to whomever may be lawfully entitled to receive such remainder; provided, however, that Pledgor shall remain liable to Secured Party for any deficiency in the obligations remaining after the application of such proceeds as provided in this Section, and provided further that nothing herein contained shall in any way limit or restrict Secured Party’s rights to proceed directly against Pledgor without first causing Secured Party to exhaust, or in any manner to exercise its rights in respect of, the Collateral. Upon and during an Event of Default, Pledgor waives all rights to stay, injunct, or delay enforcement of the Secured Party’s remedies.

(d) Any sale of the Collateral pursuant to this Section shall vest in the purchaser all of Pledgor’ s right, title, and interest in the Collateral sold, and Pledgor shall have no further claim thereto. At Secured Party’s request, Pledgor shall execute and deliver all documents and take all actions reasonably necessary to effect such transfer. Upon such sale, ownership of the Shares shall pass to the purchaser in accordance with applicable securities law and customary clearing and settlement procedures, and any retention of the Collateral by Pledgor thereafter shall be solely in a ministerial capacity and without any beneficial interest.

(e) All rights, powers, and remedies of Secured Party under this Agreement are cumulative and in addition to any rights, powers, or remedies available at law or under any other agreement, and may be exercised in any order and from time to time. No exercise, delay in exercise, or omission to exercise any such right or remedy shall impair or constitute a waiver of any other right or remedy.

(t) Upon an Event of Default, if so requested by the Secured Party, Pledgor shall use commercially reasonable efforts to cooperate in good faith with Secured Party to facilitate Rule 144 resales of the Collateral, including providing such documents and certificates as are reasonably requested and within Pledgor’ s possession or reasonable control, as soon as reasonably practicable.

5. Transfer, Voting, Dividends, Etc.

(a) Notwithstanding any other provision of this Agreement, so long as no Event of Default has occurred and is continuing:

(i) Pledgor is entitled to exercise all voting powers pertaining to all shares of stock and other securities constituting the Collateral for all purposes not inconsistent with the terms of this Agreement;

(ii) Pledgor is entitled to receive and retain all dividends and other distributions and profits made upon or in respect of the Shares and all interest payments; provided that upon an Event of Default, all such dividends and distributions shall automatically be credited to the Secured Party and held as additional Collateral.

(iii) In order to permit Pledgor to exercise such voting powers and to receive such dividends, the Secured Party will, if necessary and upon the written request of Pledgor, from time to time, execute and deliver to Pledgor appropriate proxies.

(b) If any Event of Default has occurred and while the same is continuing:

(i) The Secured Party or its nominee or nominees may, if the Secured Party so elects by notice to the Pledgor, have the sole and exclusive right to exercise all voting powers pertaining to the shares of stock constituting the Collateral, and may exercise such powers in such manner as the Secured Party may elect, and Pledgor hereby grants the Secured Party Agent an irrevocable proxy, coupled with an interest, to vote such shares of stock; provided, however, that, such proxy will terminate upon the termination of the Secured Party’s security interest in the Collateral; and

(ii) All dividends and other distributions and profits made upon or in respect of the Shares and all interest payments must be paid directly to and be retained by the Secured Party as Collateral hereunder or applied to the obligations under the Loan Agreement or this Agreement.

6. Transfer Restrictions Acknowledgements. Notwithstanding anything to the contrary under this Agreement, Secured Party acknowledges and agrees that it shall be subject in all respects to all transfer restrictions applicable to Pledger in respect of the Collateral, whether by virtue of contract (including any lock-up agreement), policies or procedures of Reeds, Inc. (including any insider trading or similar policy) or applicable securities law or other law (any such restriction, a “Transfer Restriction”), including, without limitation, Transfer Restrictions applicable to Pledger under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including volume and other requirements applicable to resales by affiliates under Rule 144 of the Securities Act. Notwithstanding anything to the contrary under this Agreement, Secured Party shall not effectuate any transfer, sale or other disposition of the Securities at any time when a Transfer Restriction is applicable to Pledgor.

7. Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Pledgor from this Agreement, shall in any event be effective unless the same shall be in writing and signed by Secured Party, and shall expressly reference this Agreement and Secured Party’s intent that it be amended, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver by Secured Party of any default shall constitute a waiver of any other default.

8. Notices. Any notice to be given by one party to the other pursuant to this Agreement must be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or by other electronic or digital transmission method and an appropriate confirmation is received; the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service; and upon receipt if delivered in person, sent by facsimile, or deposited into the United States mail, postage pre-paid, by certified or registered mail, return receipt requested. Notices shall be sent to the address indicated on the signature page to this Agreement. Notices sent by email to the agreed email addresses shall be effective upon delivery.

9. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until payment in full of all obligations of Borrower to Secured Party under the Loan Agreement; (b) be binding upon Pledgor and its successors and assigns (provided, however, that Pledgor shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of Secured Party); and (c) inure to the benefit of Secured Party and its successors, transferees, and assigns. Upon payment in full of the Borrower’s obligations, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledger, and Secured Party shall execute and deliver to Pledgor such documents as Pledger shall reasonably request to evidence such termination.

10. Governing Law and Jurisdiction. This Agreement and any dispute between Pledgor and Secured Party shall be governed by and resolved in accordance with the laws of the State of New York, as applied to contracts entered into in and to be performed entirely within the State of New York without reference to conflicts of law provisions.

11. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

12. Counterparts. This Agreement may be signed in any number of counterparts, and by different parties hereto in separate counterparts, directly or by authorized attorney-in-fact, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement and may be delivered by facsimile transmission.

13. Headings. The section headings used in this Agreement are intended principally for convenience and shall not themselves determine the rights and obligations of the Parties.

14. Construction. This Agreement shall be construed in accordance with its fair meaning and neither for nor against any Party.

15. Waiver. Secured Party may, in its sole discretion, waive, forebear or not enforce any provision of this Agreement or any invoice, at any particular time in any particular circumstances, without affecting any future validity or enforcement of the provision so waived, forborne or not enforced.

16. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and communications, whether written or oral, relating to such subject matter. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by each Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SECURED PARTY:		PLEDGOR:

Harmony Apex Investment Limited		D&D Source of Life Holding Ltd

By:	/s/ YIU KAM YUK	By:	/s/ Siqi Dai
Name:	YIU KAM YUK	Name:	Siqi Dai
Title:	Director	Title:	AUTHORIZED REPRESENTATIVE

Notice Address:	Notice Address: